FORM 3



U.S. SECURITIES AND EXCHANGE COMMISSION
      WASHINGTON, D.C.  20549               --------------------------
       INITIAL STATEMENT OF                       OMB APPROVAL
  BENEFICIAL OWNERSHIP OF SECURITIES        --------------------------

                                              OMB NUMBER:  3235-0104
                                              EXPIRES:
                                              SEPTEMBER 30, 1998
  Filed pursuant to Section 16(a) of the      ESTIMATED AVERAGE
    Securities Exchange Act of 1934,          BURDEN HOURS
   Section 17(a) of the Public Utility        PER RESPONSE 0.5
     Holding Company Act of 1935           ----------------------------
  or Section 30(f) of the Investment
         Company Act of 1940

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1.    Name and Address of Reporting Person

      LaSalle Partners Incorporated
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      (Last)                  (First)                 (Middle)

      200 East Randolph Drive
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                  (Street)

      Chicago                 Illinois                60601
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      (City)                  (State)                 (Zip)

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2.    Date of Event Requiring Statement (Month/Day/Year)

      2/28/99
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3.    IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4.    Issuer Name and Ticker or Trading Symbol

      LaSalle Hotel Properties (LHO)
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5.    RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
( )   DIRECTOR
(X)   10% OWNER
( )   OFFICER (GIVE TITLE BELOW)
( )   OTHER (SPECIFY TITLE BELOW)
___________________________
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6.    IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7.    INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
(X)   FORM FILED BY ONE REPORTING PERSON
( )   FORM FILED BY MORE THAN ONE REPORTING PERSON



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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. TITLE OF SECURITY  2.AMOUNT OF     3. OWNERSHIP    4. NATURE  OF INDIRECT
   (INSTR. 4)           SECURITIES       FORM DIRECT     BENEFICIAL OWNERSHIP
                        BENEFICIALLY     DIRECT (D)      (INSTR.5)
                        OWNED            OR INDIRECT
                        (INSTR. 4)       (I) (INSTR.
                                         5)
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Common Shares of
Beneficial Interest      850,110            I        by wholly owned
                                                     subsidiary
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 4)
      (i)   Limited Partnership Units
      (ii)  Limited Partnership Units
      (iii) Options to Purchase Common Shares
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2.  Date Exercisable and Expiration Date (Month/Day/Year)
(i)   4/29/99                             (i)   n.a.
(ii)  4/29/99                             (ii)  n.a.
(iii) 4/29/99                             (iii) 4/29/08
___________________________               _________________________
   Date Exercisable                            Expiration Date
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3.  Title and Amount of Securities Underlying Derivative Security (Instr.4)
(i)   Common Shares of Beneficial Interest      (i)   668,568
(ii)  Common Shares of Beneficial Interest      (ii)  262,237
(iii) Common Shares of Beneficial Interest      (iii) 273,596
_________________________________________       ___________________________
            Title                               Amount of Number of Shares
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4.  Conversion or Exercise Price of Derivative Security
      (i)   $0
      (ii)  $0
      (iii) $18.00 per share
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5.  Ownership Form of Derivative Security: Direct(D) or Indirect (I)
     (Instr.5)
      (i)   I
      (ii)  I
      (iii) I
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6.  Nature of Indirect Beneficial Ownership (Instr. 5)
      (i) by partnerships under the control of the reporting person, see footnote 1 to this form
      (ii)  by wholly owned subsidiary
      (iii) by wholly owned subsidiary
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EXPLANATION OF RESPONSES:

Footnote 1: LaSalle Partners Incorporated disclaims beneficial ownership except to the extent of its interest in these entities.



/s/ Robert K. Hagan, Vice President                         3/10/99
____________________________________________          ___________________
**SIGNATURE OF REPORTING PERSON                              Date


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** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
   CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR
PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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